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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                REGIS CORPORATION
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             (Exact name of registrant as specified in its charter)

     MINNESOTA                                         41-0749934
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

     7201 Metro Boulevard, Minneapolis, Minnesota         55439
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(Address of principal executive offices)                (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:


        Title of each class                  Name of each exchange on which
        to be so registered                  each class is to be registered

Rights to Purchase Common Stock         NASDAQ National Market System
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Pursuant to Shareholders Rights
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Agreement dated December 23, 1996
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If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:

     NONE
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                                (Title of class)

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                                (Title of class)

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Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          On December 23, 1996, the Board of Directors of Regis Corporation (the "Company") declared a dividend distribution of one Right for each outstanding share of the Company's Common Stock to stockholders of record at the close of business on December 23, 1996. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A junior participating preferred stock par value $.05 per share (the "Preferred Shares"), of the Company at a price of $120.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description in terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent").

          Incorporated by reference herein is the Shareholder Rights Agreement, a copy of which is attached as Exhibit 4. Also incorporated by reference herein is the Company's Press Release dated December 24, 1996 and a letter to the Company's shareholders dated January 10, 1997, both regarding the adoption of the Rights Plan. Copies of these documents are included herein as Exhibits
99.0 and 99.1, respectively.

Item 2.   EXHIBITS

          EXHIBIT 4 - Shareholder Rights Agreement dated as of December 23, 1996, including Exhibit A, "Form of Certificate of Designations"; Exhibit B, "Form of Right Certificate"; and Exhibit C, "Summary of Shareholder Rights Plan".

          EXHIBIT 99.0 - Press Release dated December 24, 1996.

          EXHIBIT 99.1 - Letter to Shareholders of the Company dated January 22, 1997, with attached summary.


                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  January 27, 1997


                                   REGIS CORPORATION



                                   By   /s/ Paul D. Finkelstein
                                     -------------------------------------------
                                        Paul D. Finkelstein
                                        President and Chief Executive Officer